Exhibit 10.1

Confidential Treatment Requested by

American Superconductor Corporation

Supply Contract for [**] sets of

DF2000/ 50Hz Electric Control Systems

(According to GL2010 guideline)
for the WT2000DF Wind Turbine

Date: 12th August 2014

Contract NO: PPC1687-032014

Pages: 12

The Buyer:

Inox Wind Limited

Inox Towers, 17 Sector-16A

Noida, Uttar Pradeshi 201301, India

The Seller:

American Superconductor

64 Jackson Road

MA 01434 – Devens

USA

This Supply Contract (the “Contract”) is made by and between the Buyer and the Seller, whereby the Buyer agrees to buy and the Seller agrees to sell the under mentioned commodity according to the terms and conditions stipulated below:

1. Scope of Supply and Contract Price:

1.1.	[**] ([**]) sets of Electric Control System (hereinafter “ECS”) [**] function and without Condition Monitoring System (CMS). Each set comprising of:

#	ELECTRIC CONTROL SYSTEM	AMSC ID	units per WEC	Scope of supply	NOT scope of supply
1	+4HCA100 +4HCA200 +4HCA300 Hub Cabinets	26116084, 26116085, 26116086	1 off	fully assembled and tested cabinets includes: -pitch converter with IO’s - service switch and service plug -3 sets of cables for motor and feedback connection -industrial connectors	-additional distribution terminal boxes, cables and industrial plugs between the cabinets, terminal boxes and auxiliary drives and sensors
	Pitch Motors	10113715	3 off	Pitch Motors with free wheel system, brake and speed feedback
2	+4HCC100 Hub Control Cabinet	26116050	1 off	fully assembled and tested cabinet includes: -PLC IO’s with CAN Interface -lightning protection (acc. lightning protection system) -industrial connectors	-additional distribution terminal boxes, cables and industrial plugs between the cabinets, terminal boxes and auxiliary drives and sensors

Confidential Treatment Requested by

American Superconductor Corporation

#	ELECTRIC CONTROL SYSTEM	AMSC ID	units per WEC	Scope of supply	NOT scope of supply
3	+3NCA100/200 Nacelle Cabinet	26116048	1 off

fully assembled and  tested

cabinet includes:

-auxiliary power supply

-auxiliary control and protection

-contactors and relays

-PLC IO’s

-control panel

-YAW converter

-lightning protection (acc. lightning protection system)

-UPS power supply 24VDC with batteries

-service switch and service plug

-service box

-connection terminals

					-additional distribution terminal boxes, cables and industrial plugs between the cabinets, terminal boxes and auxiliary drives and sensors
4	#1CCA100 Converter Cabinet	26117163	1 off

fully assembled  and  tested

cabinets includes:

-AMSC power module

(PM3000W with pre charge unit)

-PLC IO’s with CAN Interface

-filter capacitors and resistors

-crowbar unit

-generator and line choke

-contactors and relays

-stator breaker

-grid contactor

-air to water heat exchanger

-water cooling distribution

-total power measurement

-lightning protection (acc. lightning protection system)

-connection terminals

-[**] package

					-additional distribution terminal boxes, cables and industrial plugs between the cabinets, terminal boxes and auxiliary drives and sensors -external water cooling unit
	[**] ([**]) Package for [**] as per AMSC Specification for Inox DF2000 [**] and [**] Rev 4 (13-05-2014)
5	+1TBC100 Tower Base Cabinet	26117158	1 off

fully assembled and  tested

cabinet includes:

-auxiliary control and protection

-contactors and relays

-PLC IO’s and CPU

-UPS power supply 24VDC with batteries

-service switch

-control panel

-connection terminals

					-additional distribution terminal boxes, cables and industrial plugs between the cabinets, terminal boxes and auxiliary drives and sensors

Confidential Treatment Requested by

American Superconductor Corporation

#	ELECTRIC CONTROL SYSTEM	AMSC ID	units per WEC	Scope of supply	NOT scope of supply
6	SCADA Package incl. wtDataCenter	26112620	1 off

-wtSCADA Server: SCADA system for wind farm server

-wtSCADA Client: GUI to visualize all monitored turbines

-wtCommissioner: SCADA system for commissioning and trouble shooting

-wtDataCenter: Analysis tool for Licensed wind turbines and wind farms

-Highspeed datalogger: trace tool

-wtCSV Viewer: Log viewer tool with charting capabilities

-PLC Update: Software update tool for PLC code.

-Detailed document for each of the above mentioned software packages

					-source code -personal computer (PC)
7	Control Software	26112620	1 off

-Control software and configuration tools for yaw-, pitch-, converter system, PLC and SLC

-Software description including parameter, warning and error description

-SCL (Source Code Light) PLC source code

-[**] Support

					-source code except PLC SCL

1.2 The ECS sets shall be completely new, advanced in technology and reliable.

1.3 The price for each of the [**] ([**]) ECS, FCA Shanghai, China and/or any place in Europe, excluding VAT shall be: EUR [**] (EURO [**] ONLY). The price for the total [**] ([**]) sets, FCA Shanghai, China and/or any place in Europe, excluding VAT shall be: EUR 11,113,750 (EURO ELEVEN MILLION ONE HUNDRED THIRTEEN THOUSAND SEVEN HUNDRED FIFTY ONLY).

TOTAL CONTRACT PRICE:

The total contract price, FCA Shanghai, China and/or any place in Europe, of the ECS, excluding VAT shall be: EUR 11,113,750 (EURO ELEVEN MILLION ONE HUNDRED THIRTEEN THOUSAND SEVEN HUNDRED FIFTY ONLY).

1.4 The ECS sets shall be completely new, advanced in technology and reliable.

1.5 If Buyer’s financial condition at any time does not justify continuance of the work to be performed by Seller hereunder on the agreed terms of payment, Seller may require full or partial payment in advance and suspend further delivery until such payment is paid. In the event of Buyer’s bankruptcy orinsolvency or in the event any proceeding is brought against Buyer, voluntarily or involuntarily, underthe bankruptcy or any insolvency laws, Seller shall be entitled to cancel any order then outstanding at any time during the period allowed for filing claims against the estate and shall receive reimbursementfor its proper cancellation charges. Seller’s rights under this Article are in addition to all rights availableto it at law or in equity.

Confidential Treatment Requested by

American Superconductor Corporation

2. Delivery Period:

2.1 The Sets of ECS shall be delivered according to the time and quantity below. The delivery plan can be changed by written agreement of the Parties with a six month advance notice.

Despatch Schedule for an order of [**] Sets.  Inox has the right to increase quantities to [**] for which intimation shall be given in advance.

Sl No	Despatch FCA Shangahi, China and/or any place in Europe	Quantity
1	[**]	TBD
2	[**]	TBD
3	[**]	TBD
4	[**]	TBD
5	[**]	TBD
6	[**]	TBD
7	[**]	TBD
8	[**]	TBD
9	[**]	TBD
10	[**]	-
	Total	[**]

2.2 The terms and conditions of delivery shall be interpreted in accordance with INCOTERMS 2010 (International Commercial Terms) and its supplements published by the International Chamber of Commerce. Delivery of the ECS or any part thereof at FCA Shanghai, China and / or any place in Europe, is to the sole discretion of Seller.

3. Payment Conditions:

1) Down payment, equivalent to [**]% of total value of the scheduled supply of ECS, for the numbers to be despatched four (4) months before the shipment of the ECS and will be paid by Telegraphic Transfer against commercial invoice from Seller. The advances for the [**] sets of ECS, equivalent to Euro [**], shall be paid as follows:

- First instalment of advance for [**] sets of ECS – 14 days from execution of the ‘Supply Contract’.
- Second instalment of advance for the [**] sets of ECS – 28 days from execution of the ‘Supply Contract’.
- Third instalment of advance for the [**] sets of ECS – 42 days from execution of the ‘Supply Contract’.
- Fourth instalment of advance for the [**] sets of ECS – 56 days from execution of the ‘Supply Contract’.
- Fifth instalment of advance for the [**] sets of ECS – 63 days from execution of the ‘Supply Contract’.
- Sixth instalment of advance for the [**] sets of ECS – 70 days from execution of the ‘SupplyContract’.

.

2) Four weeks before each shipment according to table in article 2.1, an irrevocable Letter of Credit (L/C) payable onsight in a form and format acceptable to the Seller and in an amount of [**]% of each shipment value shall be issued by a first-class bank.

The L/C shall be according to UCP 600. The L/C shall be valid for 60 days and shall include provisions for deferred payment by the Buyer of [**] days from the date of FCR (Forwarder´s Certificate of Receipt), and all interest charges shall be to the account of the Buyer / applicant. L/C charges in India shall be borne by the Buyer and All L/C charges outside India shall be borne by the Seller. If said L/C is not issued within the specified time frame, the associated shipment date will be extended accordingly.

(3) The Seller may, by written notice of default sent to Buyer, terminate the Contract in wholeor in part, if Buyer fails to arrange payment as provided in this Article and such breach continues for more than one hundred and twenty (120) days

(4) Approved Banks to issue LCs:

Buyer:	ICICI Bank Limited (Vadodara Branch)
Landmark, Race Course Circle
Vadodara 390007, Gujarat, India

Confidential Treatment Requested by

American Superconductor Corporation

YES Bank Ltd. 102/103, CG Centre CG Road, Panchwati, Ahmedabad-380009
IDBI Bank Ltd. 46A, Gautam Nagar Race Course Road, Vadodara - 390009.
Axis Bank Ltd. B-2 & B-3, Sector 16, Noida Main Branch Noida

IndusInd Bank Ltd.

World Business House, M.G. Road

Near Parimal Garden, Ellis Bridge

Ahmedabad-380006.

HDFC Bank Ltd.

6th Floor, Midway Heights,

Nr. Panchmukhi Hanuman Temple,

Kala Ghoda, Raopura,

Vadodara – 390 001

ING Vysya Bank Ltd.

Plot No. C-12, G Block, 8th Floor,

BKC, Bandra (East),

Mumbai – 400051

Seller shall request Buyer to take corrective action if the letter of credit from any oft he above banks cannot be discounted by the US banks of the Seller and Buyer shall take corrective measures accordingly in consultation with the Seller.

Bank information of the Seller:

Name of the account

American Superconductor Corporation

64 Jackson Road, MA 01434, Devens, USA

For Letter of Credits and Down payment (cash payments):

Intermediary bank for payment transfers:

Standard Chartered bank (Frankfurt) GmbH

Frankfurt, Germany

SCBLDEFX

4. The Seller shall supply the following documents:

4.1 Commercial invoice in total amount of the goods;

4.2 Original packing list in 3 copies issued by the seller;

4.3 Original Certificate of Origin issued by Seller’s Chamber of Commerce

4.4 FCR (Forwarder’s Certificate of Receipt or Forwarder’s Cargo Receipt)

4.5     Fuligation Certificate in compliance with ISPM regulations issed by Seller

4.6     Confirmantion of conformity to the current contract issued by the Seller

Confidential Treatment Requested by

American Superconductor Corporation

4.7     Copy of Couriers AWB to proof the sending of one set non-negotiable documents to Buyer

Delivery notice:

Seller shall complete the delivery of ECS in batches and on time as required in article 2. Buyer will be informed about the exact date of shipment in advance. Buyer shall take delivery of the shipment according to the schedule specified in Article 2 above. Proper handling documents shall be provided to the Buyer beforehand for Buyer’s safe handling.

5. Packing and Marking:

5.1 Unless otherwise specified in the Contract, the ECS sets shall be packed by Seller in a proper manner for long-distance and sea transport. In case Buyer request a change in the packaging of the ECS and such request results in additional costs to the Seller, Buyer shall pay Seller such additional costs prior to Seller complying with such request. The Seller shall be responsible for repairing or replacing any Products that are corroded, damaged or lost during transit due to Seller’s improper packaging or incorrect protection measures. Buyer and / or its appointed representative may inspect the ECS sets and its packaging at Buyer’s sole cost and expense. Seller shall notify Buyer 20 days before delivery to afford Buyer time to inspect the ECS and its packaging. If Buyer does not arrive at the site 7 days before shipment, it shall be deemed that Buyer abandons the right to inspect.

The following documents shall be enclosed on each package of the ECS sets:

-	One copy of detailed packing list;
-	Two (2) Shipping Marks showing the consignees address, PL-Number and number of each package.

6. Intellectual Property Right (IPR):

Seller shall indemnify, defend and hold Buyer harmless against all claims, liabilities, damages, expenses, judgments and losses (including reasonable attorneys’ fees) (“Losses”) arising from alleged infringement of any patent as a result of Buyer’s use of the ECS sets, provided Buyer provides to Seller prompt written notice of any claim, reasonable assistance, and control over the negotiation, litigation, and settlement of such claim.

In the event that a final injunction is obtained against Buyer’s use of the ECS sets, or if in Seller’s opinion any ECS sets may become the subject of an injunction, Seller may, at its option and expense, (i) procure for Buyer the right to continue using the ECS sets, (ii) replace or modify the ECS sets so that it becomes non-infringing, or (iii) accept the return of the ECS sets and refund to Buyer the purchase price therefore as depreciated on a straight-line 5 year basis.  Seller may withhold further shipments of any such ECS sets.

Seller shall not have any liability or responsibility to Buyer to the extent that any infringement or claim thereof or injunction is based upon:-

(i)	use of ECS sets in combination with equipment or software not supplied by Seller where the ECS sets would not itself be infringing,
(ii)	compliance with Buyer’s designs, specifications or instructions,
(iii)	use of ECS sets in an application or environment for which it was not designed or not contemplated hereunder,
(iv)	use of ECS sets in any particular application or environment if use in any other application or environment would not be infringing,
(v)	modifications of ECS sets by anyone other than Seller, or
(vi)	any claims of infringement of any patent in which Buyer or any affiliate or customer of Buyer has an interest or license

7. Inspection:

Buyer is obligated to inspect ECS sets immediately after delivery. If the ECS sets appears not to conform to the respective Contract, Buyer shall notify Seller of such conditions in writing immediately, latest within thirty (30) calendar days from receipt thereof or in case of hidden defects within thirty (30) calendar days from detection, and afford Seller a reasonable opportunity to inspect the ECS sets. Otherwise, the ECS sets shall be deemed approved by Buyer leading to the termination of Seller’s warranty obligations. No ECS sets shall be returned without Seller’s consent.

Confidential Treatment Requested by

American Superconductor Corporation

If the two Parties can’t reach an agreement during the inspection, they can first resolve it through negotiation. If the dispute cannot be resolved through negotiation within 10 days, the Parties may engage an internationally-renowned quality inspection company to inspect the ECS. Fees for such inspection shall be shared equally by the Parties. The Parties shall accept the inspection result of the quality inspection company.

8. Warranty:

Subject to below section 18, Limitations of Liability, Seller warrants the ECS sold by Seller to be free from defects in material and workmanship under normal use and service for a period of [**] ([**]) months from the date the ECS are put into service (but in case of PM 3000 it will be [**] months) or [**] ([**]) months from the date of delivery, whichever occurs first, on the condition that payment as provided in Articles 1, 2 of Article 3.1 is made and received in full and without delay. Seller’s sole obligation and Buyer’s exclusive remedy under this warranty shall be for Seller, at its sole choice, to repair or replace parts proven to be defective within the stated warranty period. Repair or replacement of parts under this warranty shall be done on DDP AMSC India basis. Title and risk of loss or damage of ECS sets replaced under warranty passes to Buyer in accordance with the Contract as agreed between Seller and Buyer. If Seller determine that the ECS sets for which Buyer has requested warranty service is not eligible for warranty service for any reason, Buyer shall pay or reimburse Seller for all costs of investigating and responding to such request at Seller’s then prevailing time and materials rates. The warranty for any repaired or replaced parts shall be the balance of the [**]warranty period.

Exclusions from Warranty - This warranty shall not apply to: ECS that have been repaired or altered other than by Seller in any way so as, in Seller’s judgment, to affect its reliability; ECS which have been subject to misuse, negligence, or accident, or operating manual instructions/recommendations have not been followed; ECS for which recommended preventative maintenance has not been followed; material defects caused by normal wear; or equipment that is experimental, developmental or supplied for evaluation purposes.

THE FOREGOING LIMITED WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES BY SELLER, EXPRESSED OR IMPLIED, ORAL OR WRITTEN, INCLUDING, BUT NOTLIMITED TO, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT.

9. Environment, Occupational Health and Security:

9.1

If the Buyer’s inspector carries out inspecting ECS sets at Seller’s factory, the Seller should be responsible for providing a safe working environment for the Buyer’s inspector and shall inform the inspector of any potential dangers. If the working environment is not safe, the inspector may not perform work until the working environment provided and improved by the Seller meets applicable security standards.

9.2

When carrying out service in the site of the Buyer, the Seller’s staff shall abide Regulation on Security and Environment Management and comply with the reasonable instrucitons of the Buyer’s security engineer in the site.

9.3	The Seller’s packaging materials for packing equipments shall meet environmental requirements.

9.4

The Buyer shall take effective measures to ensure not causing bad effect on environments and the Seller’s site in any equipment transportation. The Buyer shall be responsible for economical loss of bad effect caused by the Buyer’s negligence on environment and the Seller’s site.

10. Passing of title and risk:

Risk shall pass to the Buyer based on FCA Shanghai, China and/or any place in Europe, in accordance with INCOTERMS 2010.

It is stated and agreed that the forwarder is allowed and obliged to issue a FCR document for the LC when taking over the goods.

The Forwarder and the mode of transport shall be named by the Buyer at least two weeks before each shipment. If the Buyer doesn`t name a forwarder on time, the Seller is allowed to nominate a forwarder of his choice and handover the ECS to place at the Buyer’s disposal.

Confidential Treatment Requested by

American Superconductor Corporation

All costs arising are on account of the Buyer. Nominated forwarder shall issue FCR-document after receiving the goods. This FCR shall be accepted by Buyer when presented via the LC.

11. Claims:

In case the ECS sets supplied by Seller do not meet the specified technical performance during the warranty period and Seller doesn’t fulfill his responsibility, Buyer has the right to lodge claims against Seller, and Seller shall settle a valid claim upon the agreement of Buyer in the following way:

At Seller’s option and expense, Seller shall repair or replace the parts proven to be defective.

12. Force Majeure:

Neither party shall be held responsible for failure or delay to perform all or any part of this Contract due to flood, fire, earthquake, snowstorm, drought, hailstorm, hurricane, or any other events that are beyond the control of the affected party and could not reasonably be expected at the time of conclusion of the Contract or have been avoided or overcome by such party. However, the party whose performance is affected by the event of Force Majeure shall give a notice to the other party of its occurrence as soon as possible and a certificate or a document of the occurrence of the Force Majeure event issued by the relative authority or a neutral independent third party shall be sent to the other party not later than thirty (30) days after its occurrence. If the Force Majeure event continues for more than One Hundred and Eighty (180) days, both parties shall negotiate the performance or the termination of this Contract. In the case of such a termination either party shall bear its own costs, further claims for compensation in connection with the termination shall be excluded.

13. Taxes and Duties:

13.1 All taxes in connection with and in the execution of the Contract levied by the Indian government in accordance with the tax laws of India shall be borne by Buyer.

13.2 All taxes in connection with and in the execution of the Contract arising outside of India shall be borne by the Seller.

Prices quoted by Seller are exclusive of taxes, and all taxes levied in connection with the entering into and/or performance of this Contract, except for taxes arising outside of India, are the responsibility of and to be borne by the Buyer. Any taxes which Seller may be required to pay or collect, under any existing or future law, upon or with respect to the sale, purchase, delivery, storage, processing use or consumption of the goods covered hereby are not included in the prices defined above and shall, to the extent permissible by law, be for the account of the Buyer, who shall promptly pay the amount thereof to Seller upon demand.

14. Arbitration:

Any dispute, controversy or claim between or among the parties, arising out of or relating to this Contract, or the interpretation or breach thereof, shall be discussed in good faith by members of the senior management of the parties, with a view to an amicable resolution thereof within a 30-day period.

Notwithstanding such good faith actions, in the event that any disputes, controversies, or differences arise between Parties out of or in relation to or in connection with this Agreement, which could not be solved by amicable resolution between the Parties, within 30 days from the commencement of such consultation, such unresolved disputes, controversies or differences shall be finally settled by arbitration pursuant to the rules of the Singapore International Arbitration Centre (SIAC), except where such rules conflict with this provision, in which case this provision controls. Place of arbitration shall be Singapore, unless the Parties, by mutual written agreement, agree to hold the arbitration elsewhere. The language of arbitration proceedings shall be the English language.

The arbitral award is final and binding upon both parties. The number of arbitrators shall be three and the seat of the arbitration shall be Singapore.

15. Late Delivery and Penalty:

In case of delayed delivery of any shipment, starting from the fourth week of delay and should the Seller fail to make the announcement of readiness for dispatch on time as stipulated in the Contract, with

Confidential Treatment Requested by

American Superconductor Corporation

exception of Force Majeure causes specified in this Contract the Seller agrees to pay penalty which shall be deducted by the paying bank from the payment. The penalty, however, shall not exceed [**]% of the total value of the goods involved in the late delivery. The rate of penalty is charged at [**]% for every seven days, a delay for more than 4 days (including 4 days) is counted as one complete week. In case the Seller fails to make delivery ten weeks later than the time of shipment stipulated in the Contract, the Buyer shall have the right to cancel the Contract, and the Seller, in spite of the cancellation, shall still pay the aforesaid penalty to the Buyer without delay. This penalty shall be Seller’s exclusive liability for delay under this Contract or otherwise.

16. Applicable Law:

This Supply Contract shall be governed by and interpreted in accordance with rules of Singapore.

17. Software:

Notwithstanding any references herein to title, software provided in or with the ECS is licensed and not sold. Buyer shall not copy or modify the software and shall not transfer the software except with the transfer of the ECS, provided no copy of the software is retained. Buyer agrees to use software only as it is required to be used in the ECS, that it will treat the software as Seller’s confidential information and not disclose it except if the disclosure is required under order of any judicial or administrative authority, law or regulations applicable to the Buyer, disclosure required by the Government, agency or regulatory authority having jurisdiction over the Buyer or the rules and regulations of any regulated market or recognized stock exchange, and not to reverse engineer, disassemble, decompile or otherwise alter the software; provided, however, that if reproduction of the code and translation of its form are necessary to obtain the information required to achieve the interoperability of the software with other programs and if such access and use to the code is mandated by applicable law, Buyer shall inform Seller in writing accordingly and Seller shall notify Buyer within twenty (20) business days from receipt of Buyer’s request that (i) Seller will perform the work in order to achieve such interoperability and charge a reasonable expense allowance for such work to Buyer, or (ii) Buyer itself is entitled to undertake those actions, but only to the extent required to achieve the interoperability of the software with other programs.

18. Termination:

Failure to Pay:  The Seller may, by written notice of default sent to Buyer, terminate the Contract in whole or in part if Buyer fails to arrange payment as provided in Article 3 and such breach continues for more than ninety (90) days for reasons other than Force Majeure. In this case, if Seller has started production of the ECS, Buyer shall reimburse Seller for the costs incurred.  If the ECS has been delivered to the Buyer, the Seller may require the Buyer to return such ECS at Buyer’s expense.

Termination for Breach:  If either party breaches this Contract, the non-breaching party shall have the right to terminate this Agreement by providing written notice of termination if the breach has not been cured within fifteen (15) days following receipt of written notice of the breach.  The non-breaching party shall not be obligated to pay for the breaching party’s time or resources to cure any breach.

Termination for Bankruptcy:  Either party may, by written notice to the other party, cancel the Contract in the event a party (i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within seven (7) business days or is not dismissed or vacated within ninety (90) days after filing; (iii) is dissolved or liquidated or takes any corporate action for such purpose; (iv) makes a general assignment for the benefit of creditors; or (v) has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

Survival:.  The following provisions shall survive any expiration or termination of this Agreement: Section 16(b) [confidentiality], Section 4 [ownership], Section 6 [indemnification], Section 7 [limitation of liability] and Section 12 [relationship of the parties]. The termination or expiry of this Agreement shall be without prejudice to the rights and remedies either party may have against the other or which may have accrued up to the date of, or which arise out of, the termination or expiry of the Agreement.

19. Limitations of Liability:

Both Seller and Buyer acknowledge and accept that, to the extent permitted by law, the total liability of Seller (including auxiliary persons such as Seller’s suppliers or manufacturers), on any claim, whether in contract, tort (including negligence), breach of warranty or otherwise, arising out of, connected with, or resulting from the manufacture, sale, storage, delivery, repair, replacement or use of any ECS shall not

Confidential Treatment Requested by

American Superconductor Corporation

exceed the loss of Buyer, reasonably foreseeable by Seller at the time of entering into this Contract, which equals to the price of the specific product or service which gives rise to the claim. The claim for each ECS shall not exceed the value of ECS. Both Seller and Buyer acknowledge and accept that, in the case of IPR infringement, the liability of Seller shall be limited to the value defined in Technology Transfer and License Agreement dated 17th April 2009 between Seller and Buyer and its amendments, which is the Loss of Buyer, reasonably foreseeable by Seller at the time of entering into this Contract, and Seller’s liability on all such claims shall expire upon the expiration of the limited warranty. To the extent permitted by law, Seller (INCLUDING auxiliary persons such as SELLER’S SUPPLIERS OR MANUFACTURERS) SHALL NOT BE LIABLE TO BUYER OR ANY THIRD PARTY FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL, EXEMPLARY, OR OTHER INDIRECT DAMAGES, OR FOR LOSS OF PROFITS OR REVENUES, LOSS OF USE OF THE ECS OR ANY ASSOCIATED WORK, COST OF CAPITAL, CLAIMS OF CUSTOMERS FOR SERVICE INTERRUPTIONS, AND COSTS INCURRED IN CONNECTION WITH PROCURING SUBSTITUTE GOODS.

20. Severability:

In the event that any one or more of the provisions of this agreement shall for any reason be held to be unenforceable in any respect under the law of any state or country, such unenforceability shall not affect any other provision, and this Contract shall then be construed as if such unenforceable provisions had never been contained herein. The invalid provision shall be replaced by a valid and/or enforceable one, which comes as close to the intended meaning of the parties as possible.

21. Notices:

Any notice or communication required or permitted hereunder shall be in writing and shall be deemed effective on receipt. For the avoidance of doubt, any notice or communication mailed certified or registered mail, postage prepaid and return receipt requested shall be deemed received five (5) business days after being mailed or on the date of delivery if delivered in person or by express carrier to the last known address of the other party.

22. Compliance with Law:

Buyer shall comply with all applicable governmental laws, ordinances, codes, rules, regulations and orders in its performance hereunder, and shall obtain all permits or licenses required in connection with the purchase, shipment, installation and use of any of the ECS.

23. Restrictions on Buyer’s Use and ReSale of Products:

Buyer shall only use the Products sold to it by Seller adapted for use with the developed wind turbine in the Technology Transfer and License Agreement dated 17th April 2009, along with its amendments, between Seller and Buyer and Buyer may not resell to parties other than owners of the Seller’s wind turbine developed under the aforementioned agreement.

24. Export Restrictions:

Export Restrictions- The Buyer shall be responsible for any required export/import licenses. The obligation of the Buyer to pay for the products shall not in any manner be waived by the delay or failure to secure or renew, or by the cancellation of any required export/import licenses. Buyer agrees to comply with United States Export Administration Regulations as in effect from time to time and will not re-export any products or data or sell, license or otherwise distribute products or data to any party in violation of applicable regulations of the United States Department of State or Department of Defense. Buyer will use best efforts to obtain similar assurances from is customers. Buyer will also maintain the necessary records to comply with United States Export Administration Regulations.

25. Effectiveness of the Contract and Miscellaneous:

The Contract becomes valid on signing by the authorized representatives of the two parties however the Contract shall become null and void automatically when each party of the Contract has fulfilled its rights and obligations under the Contract. Notwithstanding anything to the contrary herein, Articles 6, 17, 19, 23 and 24of this Contract shall still be valid.

At the expiration of the contract, any unsettled credit and debt under the contract shall not be affected by the expiration of the contract. The debtor shall still effect his obligation of reimbursement to the creditor.

Confidential Treatment Requested by

American Superconductor Corporation

The Contract shall be written in English as one complete set. The Contract shall be made in two original sets, one set for each Party.

All amendments, supplements and alternations to the terms and conditions of the contract shall be made in written form and signed by the authorized representatives of the two parties.

No assignment of any right or obligation under the contract shall be made by either party to a third party without the previous consent of the other party.

The communication between the two parties shall be conducted in written form. The fax concerning the important matter shall be confirmed timely by the registered or express mail.

Inox Wind Limited AMERICAN SUPERCONDUCTOR

BY: _/s/ Rajeev Gupta______________BY _/s/ James F. Maguire__________

NAME: _Rajeev Gupta_____________NAME: _James F. Maguire_________

TITLE: _Director__________________TITLE: _EVP – Operations        ._____

DATE: _August 12, 2014______________DATE: _August 15, 2014___________